Exhibit 4.1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     This SECOND  AMENDMENT  TO RIGHTS  AGREEMENT  effective as of July 23, 2007
(this "Second Amendment") is between EastGroup Properties, Inc., a Maryland corporation (the "Company") and Wells Fargo Bank, National Association ("Wells Fargo").

     WHEREAS, the Company and Harris Trust and Savings Bank ("Harris Trust") entered into a certain Rights Agreement, dated as of December 3, 1998 (the "Rights Agreement"), under which Harris Trust was named the "Rights Agent" (as such term is defined in the Rights Agreement);

     WHEREAS, the Company and Equiserve Trust Company, N.A. (as successor to Harris Trust) entered into a First Amendment to Rights Agreement dated December 20, 2004;

     WHEREAS, Computershare Trust Company is the successor to Equiserve Trust Company by operation of law;

     WHEREAS, pursuant to the provisions of Section 21 of the Rights Agreement, the Company has given notice to Computershare Trust Company that effective July 23, 2007, it is being removed as Rights Agent and Wells Fargo is being appointed as the successor Rights Agent under the Rights Agreement; and

     WHEREAS, Wells Fargo has expressed its willingness and desire to serve as such appointed successor Rights Agent effective as of July 23, 2007, subject to the parties entering into this Second Amendment pursuant to the provisions of
Section 26 of the Rights Agreement.

     NOW, THEREFORE, it is mutually agreed between the Company and Wells Fargo that:

     1. Upon execution of this Second Amendment, Wells Fargo does hereby become a party to the Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Rights Agreement as though an original party thereto and as "Rights Agent" thereunder.

     2. The Rights Agreement shall be amended to, among other things, reflect the appointment of Wells Fargo as Rights Agent, as follows:

          a. The title page of the Rights Agreement shall be amended to replace the name of the party designated as "HARRIS TRUST AND SAVING BANK" with the name "WELLS FARGO BANK, NATIONAL ASSOCIATION".

          b. The introductory paragraph of the Rights Agreement shall be amended to have the name of the Rights Agent changed from "Harris Trust and Savings Bank" to "Wells Fargo Bank, National Association".

          c. Section 25 of the Rights Agreement shall be amended to replace the name and address of "Harris Trust and Savings Bank, Attn: Corporate Trust Division, 311 W. Monroe

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     Street,  Chicago,  IL  60606,  Telecopier  No.:  (312)  461-6256"  with the following: "Wells Fargo Bank, National Association, Attention Account Management Dept., 161 North Concord Exchange, South St. Paul, Minnesota 55075, Telecopier No.: (651) 450-4078".

          d. Exhibits B and C of the Rights Agreement are hereby amended to replace all references from "Harris Trust and Savings Bank" to "Wells Fargo Bank, National Association".

     3. The execution and delivery of this Second Amendment has been duly and validly authorized and approved by each of the parties hereto, and no other proceedings (corporate or otherwise) on the part of the parties hereto are necessary to authorize this Second Amendment. This Second Amendment has been duly and validly executed and delivered by each of the parties hereto and constitutes a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms.

     4. Except as expressly amended by this Second Amendment, all terms, conditions and other provisions contained in the Rights Agreement are hereby ratified and reaffirmed. The Rights Agreement, after giving effect hereto, shall remain in full force and effect.

     5. Upon execution hereof, each reference in the Rights Agreement to "this Agreement," "hereby," "hereunder," "herein," "hereof," or words of like import referring to the Rights Agreement shall mean and refer to the Rights Agreement, as amended by the First Amendment to Rights Agreement and this Second Amendment. In addition, any and all notices, requests, certificates and other instruments executed and delivered after the date hereof may refer to the Rights Agreement without making specific reference to the First Amendment or this Second Amendment; but nevertheless all references to the Rights Agreement shall be a reference to such document as amended hereby. If this Second Amendment is inconsistent with (or affects the interpretations of) unamended portions of the Rights Agreement, the provisions of (or interpretations suggested by) this Second Amendment shall control.

     6. This Second Amendment shall be governed by and construed in accordance with Maryland law.

     7. This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

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     IN WITNESS  WHEREOF,  the parties have  executed  this Second  Amendment to
Rights Agreement the date first above written.

                              EASTGROUP PROPERTIES, INC.



                              By:      /s/ N. KEITH MCKEY
                                       ---------------------
                              Name:    N. Keith McKey
                              Title:   Executive Vice President, Chief Financial
                                       Officer, Treasurer and Secretary



                              WELLS FARGO BANK, National Association



                              By:      /s/ BECKY PAULSON
                                       --------------------
                              Name:    Becky Paulson
                              Title:   Officer